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                            CONTACT: Whirlpool Corporation

                              Media: Tom Kline, 616/923-3738
                                     thomas_e_kline@email.whirlpool.com

                              Financial: Thomas Filstrup, 616/923-3189
                                         thomas_c_filstrup@email.whirlpool.com



     Whirlpool Corporation Expects 1st Qtr. Earnings In High End Of Range

BENTON HARBOR, Mich., March 28, 2001--Whirlpool Corporation (NYSE:WHR) today announced that the company remains confident it will report first quarter 2001 earnings in the high end of its expected range, excluding restructuring. The company's first quarter earnings range is $.96 to $1.00.

     "Despite recent concerns about the U.S. economy, Whirlpool's performance is in line with our prior expectations," said David R. Whitwam, Whirlpool Corporation Chairman and CEO.

     The company, however, still anticipates a challenging quarter for the industry in North America compared to record high shipments in the first quarter 2000.

     "Given the challenges, we are pleased with our execution of the company's initiatives," added Whitwam.

     The company plans to announce its first quarter results April 18, 2001.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries. Additional information about the company can be found on the Internet at www.WhirlpoolCorp.com.

     This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2001 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company's most recently filed Form 10-Q and/or Form 10-K.

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